Exhibit 10.15

CONFIDENTIAL TREATMENT REQUESTED

LOAN DEFAULT WAIVER AGREEMENT

THIS LOAN DEFAULT WAIVER AGREEMENT is entered into as of October 21, 2002, by and between CALIFORNIA MICRO DEVICES CORPORATION, a California corporation (the “Borrower”) and SILICON VALLEY BANK (“Bank”). Borrower and Bank are parties to a Loan and Security Agreement, dated June 17, 2002, as amended or modified from time to time, (the “Loan Agreement”). Defined terms used but not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

RECITALS:

A.    Borrower has borrowed monies from Bank under the Loan Agreement; however, as described in Section 3, Borrower’s Tangible Net Worth as of September 30, 2002, was not in compliance with the covenant set forth in Section 6.7(b) of the Loan Agreement.

B.    Borrower has, on a confidential basis, told Bank that it has retained Needham & Company, Inc. and Adams, Harkness & Hill as placement agents for a private offering in which Borrower is attempting to raise between $5 million and $10 million during November.

C.    Bank is willing to waive the breach of the Tangible Net Worth covenant as of September 30, 2002; however, Borrower will be required to meet such covenant as of December 31, 2002.

AGREEMENT

Based upon the facts and premises contained in the above Recitals, and the mutual covenants below, Bank and Borrower hereby agree as follows:

1.    Description of Existing Obligations.    Among other Obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, the Loan Agreement. The Loan Agreement provides for, among other things, a Committed Equipment Line in the original principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000) and a Committed Revolving Line in the original principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000), provided that the sum of all advances under the Committed Equipment Line and the Committed Revolving Line shall not exceed $5,000,000 at any time.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Obligations.”

2.    Description of Collateral.    Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement. Additionally, Borrower has agreed with Bank not to mortgage, pledge, hypothecate, or otherwise encumber any of its Intellectual Property pursuant to a Negative Pledge Agreement dated June 17, 2002.

** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT.

CONFIDENTIAL TREATMENT REQUESTED

Hereinafter, the above described security documents and guaranties, together with all other documents securing repayment of the Obligations shall be referred to as the “Security Documents.” Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents.”

3.    Default Waiver.    Bank hereby waives Borrower’s existing default under the Loan Agreement by virtue of Borrower’s failure to comply with the Tangible Net Worth covenant as of quarter ended September 30, 2002. Bank’s waiver of Borrower’s compliance of this covenant shall apply only to the foregoing quarter. Accordingly, for the quarter ending December 31, 2002, Borrower shall be in compliance with this covenant. Bank’s agreement to waive the above-described default (1) in no way shall be deemed an agreement by the Bank to waive Borrower’s compliance with the above-described covenant as of all other dates and (2) shall not limit or impair the Bank’s right to demand strict performance of this covenant as of all other dates and (3) shall not limit or impair the Bank’s right to demand strict performance of all other covenants as of any date.

4.    Modification(s) to Loan Agreement.    Subletter (b) under Section 6.7 entitled “Financial Covenants” is hereby deleted in its entirety and replaced with the following:

(b)	Borrower will maintain as of the last day of each quarter: Tangible Net Worth. A Tangible Net Worth of at least $** plus **% of any increase to tangible net worth due to any additional net equity offering proceeds.

5.    Consistent Changes.    The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

6.    No Defenses of Borrower.    Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against paying any of the Obligations.

7.    Payment of Loan Fee.    Borrower shall pay Bank a fee in the amount of Four Thousand Dollars ($4,000) (“Loan Fee”).

8.    Continuing Validity.    Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Default Waiver Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Default Waiver Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Default Waiver Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. Unless expressly released herein, no maker, endorser, or guarantor will be released by virtue of this Loan Default Waiver Agreement. The terms of this paragraph apply not only to this Loan Default Waiver Agreement, but also to any subsequent loan modification agreements.

** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT.

CONFIDENTIAL TREATMENT REQUESTED

9.    Conditions.    The effectiveness of this Loan Default Waiver Agreement is conditioned upon payment of the Loan Fee.

This Loan Default Waiver Agreement is executed as of the date first written above.

BORROWER: CALIFORNIA MICRO DEVICES CORPORATION	BANK: SILICON VALLEY BANK

By	By

Name	Name

Title	Title

** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT.